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                                                                   EXHIBIT 10.13

                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT ("Agreement") is entered into effective as of the 5th day of January, 2000 (the "Effective Date"), between HCC INSURANCE HOLDINGS, INC. ("HCC" or "Company"), and FRANK J. BRAMANTI ("Executive"), sometimes collectively referred to herein as the "Parties."

                                    RECITALS:

         WHEREAS, Executive is to be employed as Executive Vice President of HCC, and as an integral part of its management who participates in the decision-making process relative to short and long-term planning and policy for the Company, will serve on the Company's Executive Management Committee;

         WHEREAS, it is the desire to the Board of Directors of HCC (the "Board") to (i) directly engage Executive as an officer of HCC and its subsidiaries; and (ii) directly engage, if elected, the services of Executive as a director of HCC and its subsidiaries;

         WHEREAS, Executive is desirous of committing himself to serve HCC on the terms herein provided; and

         WHEREAS, Executive and HCC have previously entered into an Employment Agreement effective as of January 1, 1998 (the "1998 Contract") which is to be cancelled, terminated and of no further force or effect.

         NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties agree as follows:

         1. TERMINATION OF 1998 CONTRACT AND TERM. Effective as of the Effective Date, the 1998 Contract shall be cancelled, terminated and of no further force or effect. The Company hereby agrees to employ Executive as an Executive Vice President, and Executive hereby agrees to accept such employment, on the terms and conditions set forth herein, for the period commencing on the Effective Date and expiring as of 11:59 p.m. on December 31, 2002 (the "Basic Term") (unless sooner terminated as hereinafter set forth).

         2. DUTIES.

            (a) DUTIES AS EMPLOYEE OF THE COMPANY. Executive shall, subject to the supervision of the Chief Executive Officer, the President, and the Board, have general management responsibilities in the ordinary course of HCC's business with all such powers with respect to such management as may be reasonably incident to such responsibilities. During normal business hours, Executive shall devote his full time and attention to diligently attending to the business of the Company during the Basic Term. During the Basic Term, Executive shall not directly or indirectly render any services of a business, commercial, or professional nature to any other person, firm, corporation, or organization, whether for compensation or otherwise, without the prior written




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consent of the Chairman of the Board. However, Executive shall have the right to engage in such activities as may be appropriate in order to manage his personal investments so long as such activities do not interfere or conflict with the performance of his duties to the Company hereunder. The conduct of such activity shall not be deemed to materially interfere or conflict with Executive's performance of his duties until Executive has been notified in writing thereof and given a reasonable period in which to cure the same.

            (b) OTHER DUTIES. At all times during the Basic Term, the Company shall use its best efforts to cause Executive to be elected a director and to serve on the Executive Committee and Senior Management Committee of HCC. Any such failure to use its best efforts prior to a Change of Control shall be a material breach of this Agreement for purposes of Paragraph (4)(a)(iv). If elected, Executive agrees to serve as a director and on the Executive Committee and Senior Management Committee of HCC and of any of its subsidiaries and in one or more executive offices of any of HCC's subsidiaries, provided Executive is indemnified for serving in any and all such capacities in a manner acceptable to the Company and Executive. If elected, Executive agrees that he shall not be entitled to receive any compensation for serving as a director of HCC or in any capacities of HCC's subsidiaries other than the compensation to be paid to Executive by the Company pursuant to this Agreement..

         3. COMPENSATION AND RELATED MATTERS.

            (a) BASE SALARY. Executive shall receive a base salary (the "Base Salary") paid by the Company at the annual rate of $350,000, during the period beginning on January 1, 2000, and ending December 31, 2000; $375,000 for the period from January 1, 2001 through December 31, 2001; and $400,000 for the period from January 1, 2002 through December 31, 2002, payable not less frequently than in substantially equal monthly installments. Effective January 1, 2003, Executive's employment shall terminate with the Company and Executive shall become a consultant to the Company for the period beginning on such date and ending on December 31, 2005 (the "Consulting Period"). Executive shall receive an annual consulting fee and be required to perform the hours of consulting services (the "Consulting Services") as follows: during Year 1 of the Consulting Period - $200,000 and 200 annual hours; during Year 2 of the Consulting Period - $150,000 and 150 annual hours; and during Year 3 of the Consulting Period - $100,000 and 100 annual hours. The Consulting Services to be provided shall be commensurate with Executive's training, background, experience and prior duties with the Company. Executive agrees to make himself reasonably available to provide such Consulting Services during the Consulting Period; provided, however, the Company agrees that it shall provide reasonable advance notice to Executive of its expected consulting needs and any request for Consulting Services hereunder shall not unreasonably interfere with Executive's other business activities and personal affairs, as determined in good faith by Executive. In addition, Executive shall not be required to perform any requested Consulting Services which, in Executive's good faith opinion, would cause Executive to breach any fiduciary duty or contractual obligation Executive may have to another employer. Further, during the Consulting Period, Executive shall not be subject to any non-competition provisions except for the two-year period provided for in Paragraph 5(c). Executive's travel time shall constitute hours





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of Consulting Services for purposes of this Paragraph 3(a). The Parties contemplate that, when appropriate, the Consulting Services shall be performed at Executive's office, residence or at the Company's executive offices in Houston, Texas and may be performed at such other locations only as they may mutually agree upon. Executive shall be promptly reimbursed for all travel and other expenses reasonably incurred by Executive in rendering the Consulting Services. Executive's annual consulting fee shall be paid quarterly in advance. In such event, Executive, acting as a consultant, shall be entitled to no further benefits from the Company other than medical insurance as set forth herein. At Executive's election, Executive may terminate his employment and commence the Consulting Period at any earlier time than as set forth herein. In such event, the Consulting Period shall commence on such date and shall terminate on the third anniversary thereof.

            (b) BONUS PAYMENTS. Executive shall be entitled to receive, in addition to the Base Salary, an annual cash bonus payment in an amount, which may be zero, to be determined at the sole discretion of the Compensation Committee. If Executive elects to become a Consultant, he shall receive no bonus.

            (c) EXPENSES. During the Basic Term, Executive shall be entitled to receive reimbursement for all reasonable expenses incurred by him in accordance with the policies and procedures established by the Board for the Company's senior executive officers in performing services hereunder, provided that Executive properly accounts therefor in accordance with Company policy.

            (d) OTHER BENEFITS. Except if Executive elects to become a consultant, as set forth above, Executive shall be entitled to participate in or receive benefits under any compensatory employee benefit plan or other arrangement made available by the Company now or in the future to its senior executive officers and key management employees, subject to and on a basis consistent with the terms, conditions, and overall administration of such plan or arrangement. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the Base Salary payable to Executive pursuant to Paragraph (a) of this Section. The Company shall not make any changes in any employee benefit plans or other arrangements in effect on the date hereof or subsequently in effect in which Executive currently or in the future participates (including, without limitation, each pension and retirement plan, supplemental pension and retirement plan, savings and profit sharing plan, stock or unit ownership plan, stock or unit purchase plan, stock or unit option plan, life insurance plan, medical insurance plan, disability plan, dental plan, health and accident plan, or any other similar plan or arrangement) that would adversely affect Executive's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to substantially all executives of the Company and does not result in a proportionately greater reduction in the rights of or benefits to Executive as compared with any other executive of the Company.

            (e) VACATIONS. (i) Executive shall be entitled to thirty (30) paid vacation days per year during the Basic Term. There shall be no carryover of unused vacation from year to year. For




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purposes of this Paragraph, weekends shall not count as vacation days, and
Executive shall also be entitled to all paid holidays and personal days given by the Company to its senior executive officers.

            (f) PERQUISITES. During Executive's employment, but not during the Consulting Period, except as specifically set forth herein, Executive shall be entitled to receive the perquisites and fringe benefits appertaining to an executive officer of HCC in accordance with any practice established by the Compensation Committee. Notwithstanding, and in addition to, any perquisites to which Executive is entitled pursuant to the preceding sentence, Executive shall, whether acting as an employee or as a consultant: (i) have use of a new Mercedes 500 SEL automobile, and the Company shall pay all expenses related to Executive's use of such car, including gasoline, insurance, and maintenance, such automobile to be granted to Executive, without cost, on an "as-is" basis at the beginning of the Consulting Period; (ii) be allowed to travel on business utilizing first class passage (whether domestic or international) (such perquisite to be for the Basic Term and the Consulting Period); (iii) be reimbursed for annual club dues for Lakeside Country Club, such membership to be granted to Executive, without cost, at the beginning of the Consulting Period;
(iv) receive a total of $1,000,000 term life insurance (which shall be in addition to the standard benefits provided to Executive under the Company's group life insurance program that covers officers); (v) in addition to the other benefits provided in this Agreement, Executive shall be entitled to receive medical insurance as currently provided under the Company's group program, as such group program may be changed from time-to-time in the future, and Executive shall be entitled to continue to be covered by such group program or, if not permitted under the terms of the group program, then the Company shall provide Executive with a medical insurance policy providing substantially similar benefits as to the group program, for the period ending on the date of the later to die of Executive or, if Executive is married on the date of his death, Executive's spouse or the date all of Executive's children complete college (as defined in the Company's group program). Executive shall be entitled to receive the medical benefits defined herein at no cost to the Executive. However, Executive's rights pursuant to this subsection (v) shall be void if Executive is terminated for Cause or if Executive voluntarily terminates his employment except as provided for herein; and (vi) HCC shall pay for Executive's preparation of estate planning and wealth preservation documents during the course of Executive's employment with the Company. Such estate planning and wealth preservation documents may be changed from time-to-time at the Company's cost and expense, pursuant to Executive's change in circumstances.

            (g) PRORATION. Any payments or benefits payable to Executive hereunder in respect of any calendar year during which Executive is employed by the Company for less than the entire year, unless otherwise provided in the applicable plan or arrangement, shall be prorated in accordance with the number of days in such calendar year during which he is so employed. Notwithstanding the foregoing, any payments pursuant to Paragraphs 4(b)(4), 4(c) or 4(d) of this Agreement shall not be subject to proration.




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         4.       TERMINATION.

                  (a)      DEFINITIONS.

                           (1)      "CAUSE" shall mean:

                                    (i) Material dishonesty which is not the
         result of an inadvertent or innocent mistake of Executive with respect to the Company or any of its subsidiaries;

                                    (ii) Willful misfeasance or nonfeasance of
         duty by Executive intended to injure or having the effect of injuring in some material fashion the reputation, business, or business relationships of the Company or any of its subsidiaries or any of their respective officers, directors, or employees;

                                    (iii) Material violation by Executive of any
         material term of this Agreement; or

                                    (iv) Conviction of Executive of any felony,
         any crime involving moral turpitude or any crime other than a vehicular offense which could reflect in some material fashion unfavorably upon the Company or any of its subsidiaries.

Executive may not be terminated for Cause unless and until there has been delivered to Executive written notice from the Board supplying the particulars of Executive's acts or omissions that the Board believes constitute Cause, a reasonable period of time (not less than 30 days) has been given to Executive after such notice to either cure the same or to meet with the Board, with his attorney if so desired by Executive, and following which the Board by action of not less than two-thirds of its members furnishes to Executive a written resolution specifying in detail its findings that Executive has been terminated for Cause as of the date set forth in the notice to Executive.

                           (2)      A "CHANGE OF CONTROL" shall be deemed to
have occurred if:

                                    (i) Any "person" or "group" (within the
         meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of 50% or more of the Company's then outstanding voting common stock; or

                                    (ii) At any time during the period of three
         (3) consecutive years (not including any period prior to the date hereof), individuals who at the beginning of such period constituted the Board (and any new director whose election by the Board or whose nomination for election by the Company's shareholders were approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of




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         such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof; or

                                    (iii) The shareholders of the Company
         approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation (a) in which a majority of the directors of the surviving entity were directors of the Company prior to such consolidation or merger, and (b) which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being changed into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation; or

                                    (iv) The shareholders approve a plan of
         complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

                           (3)      A "DISABILITY" shall mean the absence of
Executive from Executive's duties with the Company on a full-time basis for 180 consecutive days, or 180 days in a 365-day period, as a result of incapacity due to mental or physical illness which results in the Executive being unable to perform the essential functions of his position, with or without reasonable accommodation.

                           (4) A "GOOD REASON" shall mean any of the
following (without Executive's express written consent):

                                    (i) Following a Change of Control, a
         material alteration in the nature or status of Executive's title, duties or responsibilities, or the assignment of duties or responsibilities inconsistent with Executive's status, title, duties and responsibilities;

                                    (ii) A failure by the Company to continue in
         effect any employee benefit plan in which Executive was participating, or the taking of any action by the Company that would adversely affect Executive's participation in, or materially reduce Executive's benefits under, any such employee benefit plan, unless such failure or such taking of any action adversely affects the senior members of corporate management of the Company generally to the same extent;

                                    (iii) A relocation of the Company's
         principal executive offices, or Executive's relocation to any place other than the principal executive offices, exceeding a distance of fifty (50) miles from the Company's current executive office located in Houston, Texas, except for reasonably required travel by Executive on the Company's business;

                                    (iv) Any material breach by the Company of
         any provision of this Agreement; or



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                                    (v) Any failure by the Company to obtain the
         assumption and performance of this Agreement by any successor (by merger, consolidation, or otherwise) or assign of the Company.

However, Good Reason shall exist with respect to an above specified matter only if such matter is not corrected by the Company within thirty (30) days of its receipt of written notice of such matter from Executive, and in no event shall a termination by Executive occurring more than one hundred eighty (180) days following the date of the event described above be a termination for Good Reason due to such event.

                           (5) "TERMINATION DATE" shall mean the date Executive
is terminated for any reason pursuant to this Agreement.

                  (b) TERMINATION WITHOUT CAUSE, OR TERMINATION FOR GOOD REASON:
BENEFITS. In the event there is a termination by the Company without Cause, or if Executive terminates for Good Reason within one hundred eighty (180) days after a Change of Control (a "Termination Event"), this Agreement shall terminate and Executive shall be entitled to the following severance benefits:

                           (1) For a period of twelve (12) months after the Termination Date (unless the remainder of the Basic Term is less than twelve (12) months, in which case, for an amount of time equal to the remainder of the Basic Term), Base Salary (as defined in Paragraph 3(a)), at the rate and payable quarterly unless such termination is by the Company without Cause, in which event such amount of Base Salary shall be paid in a lump sum within ten (10) days of the Termination Event.

                           (2) If there is a Change of Control or a Termination Event any stock options ("Stock Awards") which Executive has received under this Agreement shall vest immediately, and if there is a Termination Event, all such Stock Awards shall be exercisable for thirty (30) days from the date of such Termination Event or the remainder of their term, whichever is less.

                           (3) To the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy or practice, or contract or agreement of the Company and its affiliated companies for the period of time equal to the remainder of the Basic Term (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits"). Without limiting the preceding sentence and without limiting any other provision of this Agreement, through December 31, 2002 the Company, at its sole expense, shall continue to provide (through its own plan and/or individual policies) Executive (and Executive's dependents) with health benefits no less favorable than the group health plan benefits provided during such period to any senior executive officer of the Company or any affiliated company (to the extent any such coverage




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         or benefits are taxable to Executive by reason of being provided under a self-insured health plan of the Company or an affiliate, the Company shall make Executive "whole" for the same on an after-tax basis). In any event, the Other Benefits provided for pursuant to this Paragraph shall be secondary to any benefits and coverage Executive (or his dependents) receive from another employer.

                           (4) If any such Termination occurs on or after October 1 of any year, such cash and/or stock bonus that Executive otherwise would have received if such Termination had not taken place.

                           (5) If Executive receives any payments whether or not pursuant to this Agreement which are subject to an excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, or any similar tax imposed under federal, state, or local law (collectively, "Excise Taxes"), the Company shall pay to Executive (on or before the date on which the Company is required to withhold such Excise Taxes), 1) an additional amount equal to all Excise Taxes then due and payable, and 2) the amount necessary to defray Executive's increased (federal, state, and local) tax liability arising due to payment of the amount specified in this Subsection (5) which shall include any costs and expenses, including penalties and interest incurred by Executive in connection with any audit, proceedings, etc. related to the payment of such Excise Taxes or this payment. For purposes of calculating the amount payable to Executive under this Paragraph, the federal and state income tax rates used shall be the highest marginal federal and state rates applicable to ordinary income in Executive's state of residence, taking into account any federal income tax deductions or credits available to Executive for state income taxes. The Company shall cause its independent auditors to calculate such amount and provide Executive a copy of such calculation at least ten (10) days prior to the date specified above for payment of such amount. It is the intent of the Parties that this Subsection (5) shall place Executive in the same net after-tax position Executive would have been in had no payment been subject to an Excise Tax and, notwithstanding anything herein to the contrary, it shall be construed to effectuate said result.

                           (6) All accrued compensation and unreimbursed expenses through the Termination Date. Such amounts shall be paid to Executive in a lump sum in cash within thirty (30) days after the Termination Date; and

                           (7) Executive shall be free to accept other employment during such period, and there shall be no offset of any employment compensation earned by Executive in such other employment during such period against payments due Executive under this Paragraph
         (4), and there shall be no offset in any compensation received from such other employment against the Base Salary set forth above.

                  (c) TERMINATION IN EVENT OF DEATH: BENEFITS. If Executive's employment is terminated by reason of Executive's death during the Basic Term, this Agreement shall terminate



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without further obligation to Executive's legal representatives under this
Agreement, other than for payment of all accrued compensation, unreimbursed expenses, the timely payment or provision of Other Benefits through the date of death, and, if such death occurs on or after October 1 of any year, such cash or stock bonus as Executive would otherwise have been awarded in such year if Executive's death had not occurred. Such amounts shall be paid to Executive's estate or beneficiary, as applicable, in a lump sum in cash within ninety (90) days after the date of death. With respect to the provision of Other Benefits, the term Other Benefits as used in this Paragraph 4(c) shall include, without limitation, and Executive's estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company to the estates and beneficiaries of other executive level employees of the Company under such plans, programs, practices, and policies relating to death benefits, if any, as in effect with respect to other executives and their beneficiaries at any time during the 120-day period immediately preceding the date of death. Additionally, all Stock Awards shall be vested immediately and shall be exercisable for the greater of one year after the date of such vesting or the remaining term of such option.

                  (d) TERMINATION IN EVENT OF DISABILITY: BENEFITS. If Executive's employment is terminated by reason of Executive's Disability during the Basic Term, this Agreement shall continue in full force for a period of one
(1) year following such Disability and if such Disability occurs on or after October 1 of any year Executive shall be entitled to the same cash or stock bonus in such year that Executive would have been awarded if such Disability had not occurred. Following such one (1) year period, this Agreement shall continue in full force except that (a) the Base Salary shall be reduced by 50% and (b) Executive shall not be entitled to any subsequent cash or stock bonuses. In addition, all outstanding Stock Awards shall vest immediately upon such termination due to Disability. Additionally, all Stock Awards shall be vested immediately and shall be exercisable for the greater of one year after the date of such vesting or the remaining term of such option.

                  (e) VOLUNTARY TERMINATION BY EMPLOYEE AND TERMINATION FOR
CAUSE: BENEFITS. Executive may terminate his employment with the Company without Good Reason by giving written notice of his intent and stating an effective Termination Date at least ninety (90) days after the date of such notice; provided, however, that the Company may accelerate such effective date by paying Executive through the proposed Termination Date and also vesting awards that would have vested but for this acceleration of the proposed Termination Date. Upon such a termination by Executive, except as provided in Paragraph 3(a), or upon termination for Cause by the Company, this Agreement shall terminate, and the Company shall pay to Executive all accrued compensation, unreimbursed expenses and the Other Benefits through the Termination Date. Such amounts shall be paid to Executive in a lump sum in cash within thirty (30) days after the date of termination. In addition, all unvested stock options shall terminate and all vested options will terminate thirty (30) days after the Termination Date.

                  (f) DIRECTOR POSITIONS. Executive agrees that upon termination of employment, for any reason, at the request of the Chairman of the Board, Executive will immediately tender his resignation from any and all Board positions held with the Company and/or any of its subsidiaries



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and affiliates. If Executive remains as a director, after such termination,
Executive shall be compensated as an outside director.

         5. NON-COMPETITION, NON-SOLICITATION, AND CONFIDENTIALITY. Executive recognizes and agrees that the benefit of not being employed at-will, is provided in consideration for, among other things, the agreements contained in this Section as well as the Stock Awards granted to Executive pursuant to this Agreement. The Company agrees that while employed pursuant to this Agreement, Executive will be provided with confidential information of Company; specialized training on how to perform his duties; and contact with the Company's customers and potential customers. Furthermore, in the event Executive is terminated without Cause, or terminates for Good Reason; and more than one (1) year remains on the existing Basic Term, then Executive shall receive additional consideration in an amount equal to the quotient of the Base Salary divided by 12, which shall thereupon be multiplied by the number of months remaining in the Basic Term minus 12 months, and which shall be paid in one lump sum within ten
(10) days of such termination.

         In consideration of all of the foregoing, Executive agrees as follows:

                  (a) NON-COMPETITION DURING EMPLOYMENT. Executive agrees during the Basic Term and the Consulting Period he will not compete with the Company by engaging in the conception, design, development, production, marketing, or servicing of any product or service that is substantially similar to the products or services which the Company provides, and that he will not work for, in any capacity, assist, or become affiliated with as an owner, partner, etc., either directly or indirectly, any individual or business which offers or performs services, or offers or provides products substantially similar to the services and products provided by Company, provided, Executive shall not be prevented from owning no more than 2% of any Company whose stock is publicly traded.

                  (b) CONFLICTS OF INTEREST. Executive agrees that during the Basic Term and the Consulting Period, he will not engage, either directly or indirectly, in any activity (a "Conflict of Interest") which might adversely affect the Company or its affiliates, including ownership of a material interest in any supplier, contractor, distributor, subcontractor, customer or other entity with which the Company does business or accepting any material payment, service, loan, gift, trip, entertainment, or other favor from a supplier, contractor, distributor, subcontractor, customer or other entity with which the Company does business, and that Executive will promptly inform the Chairman of the Company as to each offer received by Executive to engage in any such activity. Executive further agrees to disclose to the Company any other facts of which Executive becomes aware which might in Executive's good faith judgment reasonably be expected to involve or give rise to a Conflict of Interest or potential Conflict of Interest.

                  (c) NON-COMPETITION AFTER TERMINATION. Executive agrees that Executive shall not, at any time during the period of two (2) years after the termination of the later of the Basic Term or the Consulting Period for any reason, within any of the markets in which the Company has sold products or services or formulated a plan to sell products or services into a market during the last




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twelve (12) months of Executive's employ or which the Company enters into within three (3) months thereafter, engage in or contribute Executive's knowledge to any work which is competitive with or similar to a product, process, apparatus, service, or development on which Executive worked or with respect to which Executive had access to Confidential Information while employed by the Company; provided, however, this Paragraph (c) shall not operate to prevent Executive from engaging in retail insurance or re-insurance activities during such two-year period to the extent such activities do not compete or permit any other person or entity to compete with any business the Company or any of its subsidiaries or affiliated companies were engaged in at the time of such termination or which the Company enters into within three (3) months thereafter. Following the expiration of said two (2) year period, Executive shall continue to be obligated under the Confidential Information Paragraph of this Agreement not to use or to disclose Confidential Information of the Company so long as it shall not be publicly available. It is understood that the geographical area set forth in this covenant is divisible so that if this clause is invalid or unenforceable in an included geographic area, that area is severable and the clause remains in effect for the remaining included geographic areas in which the clause is valid.

                  (d) NON-SOLICITATION OF CUSTOMERS. Executive further agrees that for a period of two (2) years after the termination of the Basic Term, he will not solicit or accept any business from any customer or client or prospective customer or client with whom Executive dealt or solicited while employed by Company during the last twelve (12) months of his employment.

                  (e) NON-SOLICITATION OF EMPLOYEES. Executive agrees that for the duration of the Basic Term, and for a period of two (2) years after the termination of the Basic Term, he will not either directly or indirectly, on his own behalf or on behalf of others, solicit, attempt to hire, or hire any person employed by Company to work for Executive or for another entity, firm, corporation, or individual.

                  (f) CONFIDENTIAL INFORMATION. Executive further agrees that he will not, except as the Company may otherwise consent or direct in writing, reveal or disclose, sell, use, lecture upon, publish or otherwise disclose to any third party any Confidential Information or proprietary information of the Company, or authorize anyone else to do these things at any time either during or subsequent to his employment with the Company. This Section shall continue in full force and effect after termination of Executive's employment and after the termination of this Agreement. Executive's obligations under this Paragraph with respect to any specific Confidential Information and proprietary information shall cease when that specific portion of the Confidential Information and proprietary information becomes publicly known, in its entirety and without combining portions of such information obtained separately. It is understood that such Confidential Information and proprietary information of the Company include matters that Executive conceives or develops, as well as matters Executive learns from other employees of Company. Confidential Information is defined to include information: (1) disclosed to or known by the Executive as a consequence of or through his employment with the Company; (2) not generally known outside the Company; and (3) which relates to any aspect of the Company or its business, finances, operation plans, budgets, research, or strategic development. "Confidential Information" includes, but is not limited to the




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Company's trade secrets, proprietary information, financial documents, long range plans, customer lists, employer compensation, marketing strategy, data bases, costing data, computer software developed by the Company, investments made by the Company, and any information provided to the Company by a third party under restrictions against disclosure or use by the Company or others.

                  (g) RETURN OF DOCUMENTS, EQUIPMENT, ETC. All writings, records, and other documents and things comprising, containing, describing, discussing, explaining, or evidencing any Confidential Information, and all equipment, components, parts, tools, and the like in Executive's custody or possession that have been obtained or prepared in the course of Executive's employment with the Company shall be the exclusive property of the Company, shall not be copied and/or removed from the premises of the Company, except in pursuit of the business of the Company, and shall be delivered to the Company, without Executive retaining any copies, upon notification of the termination of Executive's employment or at any other time requested by the Company. The Company shall have the right to retain, access, and inspect all property of Executive of any kind in the office, work area, and on the premises of the Company upon termination of Executive's employment and at any time during employment by the Company to ensure compliance with the terms of this Agreement.

                  (h) REAFFIRM OBLIGATIONS. Upon termination of his employment with the Company, Executive, if requested by Company, shall reaffirm in writing Executive's recognition of the importance of maintaining the confidentiality of the Company's Confidential Information and proprietary information, and reaffirm any other obligations set forth in this Agreement.

                  (i) PRIOR DISCLOSURE. Executive represents and warrants that he has not used or disclosed any Confidential Information he may have obtained from Company prior to signing this Agreement, in any way inconsistent with the provisions of this Agreement.

                  (j) CONFIDENTIAL INFORMATION OF PRIOR COMPANIES. Executive will not disclose or use during the period of his employment with the Company any proprietary or Confidential Information or Copyright Works which Executive may have acquired because of employment with an employer other than the Company or acquired from any other third party, whether such information is in Executive's memory or embodied in a writing or other physical form.

                  (k) BREACH. Executive agrees that any breach of Paragraphs 5(a), (c), (d), (e) or (f) above cannot be remedied solely by money damages, and that in addition to any other remedies Company may have, Company is entitled to obtain injunctive relief against Executive. Nothing herein, however, shall be construed as limiting Company's right to pursue any other available remedy at law or in equity, including recovery of damages and termination of this Agreement and/or any payments that may be due pursuant to this Agreement.

                  (l) RIGHT TO ENTER AGREEMENT. Executive represents and covenants to Company that he has full power and authority to enter into this Agreement and that the execution of this

Agreement will not breach or constitute a default of any other agreement or contract to which he is a party or by which he is bound.

                  (m) EXTENSION OF POST-EMPLOYMENT RESTRICTIONS. In the event Executive breaches Paragraphs 5(b), (d), or (e) above, the restrictive time periods contained in those provisions will be extended by the period of time Executive was in violation of such provisions.

                  (n) ENFORCEABILITY. The agreements contained in Section 5 are independent of the other agreements contained herein. Accordingly, failure of the Company to comply with any of its obligations outside of this Paragraph do not excuse Executive from complying with the agreements contained herein.

                  (o) SURVIVABILITY. The agreements contained in Paragraphs 5(c)-(g) shall survive the termination of this Agreement for any reason.

         6. ASSIGNMENT. This Agreement cannot be assigned by Executive. The Company may assign this Agreement only to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and assets of the Company provided such successor expressly agrees in writing reasonably satisfactory to Executive to assume and perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession and assignment had taken place. Failure of the Company to obtain such written agreement prior to the effectiveness of any such succession shall be a material breach of this Agreement.

         7. BINDING AGREEMENT. Executive understands that his obligations under this Agreement are binding upon Executive's heirs, successors, personal representatives, and legal representatives.

         8. NOTICES. All notices pursuant to this Agreement shall be in writing and sent certified mail, return receipt requested, addressed as set forth below, or by delivering the same in person to such party, or by transmission by facsimile to the number set forth below (which shall not constitute notice). Notice deposited in the United States Mail, mailed in the manner described hereinabove, shall be effective upon deposit. Notice given in any other manner shall be effective only if and when received:

                  If to Executive:          Frank J. Bramanti
                                            13707 Cottrell Court
                                            Houston, Texas  77077
                                            Fax: (281) 558-5461

                  If to Company:             HCC Insurance Holdings, Inc.
                                             13403 Northwest Freeway
                                             Houston, Texas  77040
                                             Fax:  (713) 462-2401

                  with a copy (which shall   Arthur S. Berner, Esq.
                  not constitute notice) to: Haynes and Boone, LLP
                                             1000 Louisiana Street,
                                             Suite 4300
                                             Houston, Texas  77002-5012
                                             Fax:  (713) 236-5652

         9. WAIVER. No waiver by either party to this Agreement of any right to enforce any term or condition of this Agreement, or of any breach hereof, shall be deemed a waiver of such right in the future or of any other right or remedy available under this Agreement.

         10. SEVERABILITY. If any provision of this Agreement is determined to be void, invalid, unenforceable, or against public policy, such provisions shall be deemed severable from the Agreement, and the remaining provisions of the Agreement will remain unaffected and in full force and effect.

         11. ARBITRATION. In the event any dispute arises out of Executive's employment with or by the Company, or separation/termination therefrom, whether as an employee or as a consultant which cannot be resolved by the Parties to this Agreement, such dispute shall be submitted to final and binding arbitration. The arbitration shall be conducted in accordance with the National Rules for the resolution of Employment Disputes of the American Arbitration Association ("AAA"). If the Parties cannot agree on an arbitrator, a list of seven (7) arbitrators will be requested from AAA, and the arbitrator will be selected using alternate strikes with Executive striking first. The cost of the arbitration will be shared equally by Executive and Company; provided, however, the Company shall promptly reimburse Executive for all costs and expenses incurred in connection with any dispute in an amount up to, but not exceeding twenty percent (20%) of Executive's Base Salary (or, if the dispute arises during the Consulting Period, Executive's Base Salary as in effect immediately prior to the beginning of the Consulting Period) unless such termination was for Cause in which event Executive shall not be entitled to reimbursement unless and until it is determined he was terminated other than for Cause. Arbitration of such disputes is mandatory and in lieu of any and all civil causes of action and lawsuits either party may have against the other arising out of Executive's employment with Company, or separation therefrom. Such arbitration shall be held in Houston, Texas.

         12. ENTIRE AGREEMENT. The terms and provisions contained herein shall constitute the entire agreement between the parties with respect to Executive's employment with Company during the time period covered by this Agreement. This Agreement replaces and supersedes any and all existing Agreements entered into between Executive and the Company relating generally to the same

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subject matter, if any, and shall be binding upon Executive's heirs, executors, administrators, or other legal representatives or assigns.

         13. MODIFICATION OF AGREEMENT. This Agreement may not be changed or modified or released or discharged or abandoned or otherwise terminated, in whole or in part, except by an instrument in writing signed by the Executive and an officer or other authorized executive of Company.

         14. UNDERSTAND AGREEMENT. Executive represents and warrants that he has read and understood each and every provision of this Agreement, and Executive understands that he has the right to obtain advice from legal counsel of choice, if necessary and desired, in order to interpret any and all provisions of this Agreement, and that Executive has freely and voluntarily entered into this Agreement.

         15. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

         16. JURISDICTION AND VENUE. With respect to any litigation regarding this Agreement, Executive agrees to venue in the state or federal courts in Harris County, Texas, and agrees to waive and does hereby waive any defenses and/or arguments based upon improper venue and/or lack of personal jurisdiction. By entering into this Agreement, Executive agrees to personal jurisdiction in the state and federal courts in Harris County, Texas.





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         IN WITNESS WHEREOF, the Parties have executed this Agreement in multiple copies, effective as of the date first written above.

EXECUTIVE                                   COMPANY

                                            HCC INSURANCE HOLDINGS, INC.


/s/ FRANK J. BRAMANTI                       By: /s/ STEPHEN L. WAY
-----------------------------------            ---------------------------------
FRANK J. BRAMANTI                              STEPHEN L. WAY,
                                               Chief Executive Officer and
                                               Chairman of the Board

Dated: June 16, 2000                        Dated: June 17, 2000
      -----------------------------               ------------------------------








                [SIGNATURE PAGE OF BRAMANTI EMPLOYMENT AGREEMENT]